UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2008

ASHLAND INC.

(Exact name of registrant as specified in its charter)

Kentucky	1-32532	20-0865835
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 E. RiverCenter Boulevard, Covington, Kentucky	41011
(Address of principal executive offices)	(Zip Code)

P.O. Box 391, Covington, Kentucky	41012-0391
(Mailing Address)	(Zip Code)

Registrant’s telephone number, including area code: (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On July 10, 2008, Ashland Inc. (“Ashland”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hercules Incorporated, a Delaware corporation (“Hercules”) and Ashland Sub One, Inc., a Delaware corporation and wholly owned subsidiary of Ashland (“Merger Sub”), pursuant to which, on the terms set forth in the Merger Agreement, Merger Sub will be merged with and into Hercules, with Hercules surviving as a wholly owned subsidiary of Ashland (the “Merger”).

At the effective time of the Merger, each share of Hercules common stock will be converted into the right to receive 0.093 of an Ashland share of common stock, par value $0.01 per share, and $18.60 in cash, without interest. In addition, all of the Hercules equity awards will vest immediately prior to the effective time of the Merger. Holders of Hercules stock options will be entitled to elect to convert their options into stock options to acquire shares of Ashland common stock based on an exchange ratio derived from the merger consideration or to cash out their options based on the cash equivalent of the merger consideration (less the applicable option strike price), subject to pro ration if the conversion election is oversubscribed. The restrictions on Hercules restricted shares will lapse immediately prior to the Merger and those shares will be entitled to the merger consideration on the same terms as other shares of Hercules common stock. Hercules restricted stock units will be converted into a vested right to receive cash for a per share amount equal to the cash equivalent of the merger consideration.

Ashland and Hercules have made representations, warranties and covenants in the Merger Agreement and the completion of the Merger is subject to the satisfaction or waiver of customary closing conditions, including (i) the effectiveness of a registration statement on Form S-4, (ii) the approval of Hercules’ stockholders of the Merger, (iii) receipt of all applicable approvals under antitrust laws, and (iv) the absence of a material adverse effect with respect to Hercules.

The respective boards of directors of Ashland and Hercules have unanimously approved the Merger, and the Hercules board of directors has agreed to recommend that Hercules’ stockholders approve the Merger. Hercules has agreed, with certain exceptions, not to directly or indirectly solicit, initiate or knowingly encourage proposals relating to alternative business combination transactions. However, the Hercules board of directors may, subject to payment of the termination fee described below, change its recommendation in favor of the Merger if it determines in good faith that such a change in recommendation is required by its fiduciary duties.

The Merger Agreement is subject to termination by either Ashland or Hercules for various reasons, including their mutual written consent, the failure of the Merger to be consummated on or before March 31, 2009, or the failure of Hercules stockholders to approve the Merger. Ashland may terminate the Merger Agreement if, prior to receiving Hercules’ stockholder approval, the Hercules board of directors recommends or approves any alternative transaction or the Hercules board of directors fails to timely affirm its recommendation of the Merger Agreement upon request from Ashland. Hercules may terminate the Merger Agreement if (i) after Hercules’ stockholder approval, both the average Ashland closing stock price declines by more than 20% for any five-trading-day period compared to the Ashland closing stock price on the day prior to the Hercules stockholder meeting; and Ashland’s closing stock price during the same five-trading-day period also declines by 20% or more than Standard & Poor’s 500 Index, or (ii) prior to receiving Hercules’ stockholder approval, the Hercules board of directors approves a superior proposal for an alternative business combination transaction and concurrently authorizes Hercules to enter into a definitive agreement regarding such an alternative transaction. Upon a termination of the Merger Agreement as a result of certain alternative business combination situations or a Hercules board recommendation adverse to the Merger, Hercules will be obligated to pay a termination fee to Ashland in the amount of $77.5 million, whereas upon a termination of the Merger Agreement due to Ashland’s inability to receive the necessary financing for the transaction or a breach of Ashland’s covenants related to financing, Ashland will be obligated to pay a termination fee to Hercules in the amount of $77.5 million.

The foregoing summary of the Merger Agreement is qualified in its entirety by the terms and conditions of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Finance Commitment Letter

Also on July 10, 2008, Ashland accepted a finance commitment letter (the “Commitment Letter”) with Bank of America, N.A., The Bank of Nova Scotia, Banc of America Bridge LLC, and Banc of America Securities LLC (collectively, the “Commitment Parties”). Pursuant to the Commitment Letter, certain of the Commitment Parties will act as the initial lenders, lead arrangers and book running managers under senior secured credit facilities (collectively, the “Senior Credit Facilities”) in the aggregate of $1.950 billion, consisting of term loan A facilities and term loan B facilities aggregating up to $1,450.0 million and a revolving credit facility of up to $500.0 million. Certain of the Commitment Parties will also act as underwriters, initial purchasers, arrangers and placement agents with respect to $750.0 million of senior unsecured notes (the “Senior Notes”), or alternatively, as initial lenders under a $750.0 million bridge facility that will provide interim financing as the Senior Notes are being marketed and sold (the “Bridge Facility”). The Commitment Parties have committed to provide the financing described in the Commitment Letter through December 31, 2008.

Proceeds from the Senior Credit Facilities and, as the case may be, the Senior Notes or the Bridge Facility will be used, together with cash on hand at Ashland and the common stock of Ashland, to finance the Merger, the costs and expenses related to the Merger, the repayment of certain existing indebtedness of Ashland and Hercules, and the ongoing working capital and other general corporate purposes of Ashland after consummation of the Merger.

The Senior Credit Facilities and Bridge Facility are subject to the negotiation of mutually acceptable credit or loan agreements and other mutually acceptable definitive documentation, which will include customary representations and warranties, affirmative and negative covenants, financial covenants, and events of default. Additionally, the Commitment Parties’ obligations to provide the financing are subject to the satisfaction of specified conditions, including consummation of the Merger in accordance with the terms of the Merger Agreement, the accuracy of specified representations, and the absence of specified defaults.

The foregoing summary of the Commitment Letter is qualified in its entirety by the terms and conditions of the Commitment Letter, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Additional Information

In connection with the proposed transaction, Ashland and Hercules will be filing documents with the SEC, including the filing by Ashland of a registration statement on Form S-4, and the filing by Hercules of a related preliminary and definitive proxy statement/prospectus. Investors and security holders are urged to read the registration statement on Form S-4 and the related preliminary and definitive proxy/prospectus when they become available because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Ashland Investor Relations at (859) 815-4454 or Hercules Investor Relations at (302) 594-7151. Investors and security holders may obtain free copies of the documents filed with the SEC on Ashland’s Investor Relations website at www.ashland.com/investors or Hercules’ website at www.herc.com or the SEC’s website at www.sec.gov.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description
2.1	Agreement and Plan of Merger dated as of July 10, 2008 among Ashland Inc., Ashland Sub One, Inc. and Hercules Incorporated

10.1	Commitment Letter with Bank of America, N.A., The Bank of Nova Scotia, Banc of America Bridge LLC, and Banc of America Securities LLC dated July 10, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2008

ASHLAND INC.

By:	/s/ David L. Hausrath
David L. Hausrath
Senior Vice President and
General Counsel

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger dated as of July 10, 2008 among Ashland Inc., Ashland Sub One, Inc. and Hercules Incorporated

10.1	Commitment Letter with Bank of America, N.A., The Bank of Nova Scotia, Banc of America Bridge LLC, and Banc of America Securities LLC dated July 10, 2008